As filed with the Securities and Exchange                  Registration No. 33-
Commission on September 16, 1997



                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549

                                      FORM S-8
                            REGISTRATION STATEMENT UNDER
                             THE SECURITIES ACT OF 1933

                             COUNTRY WORLD CASINOS, INC.
                (Exact name of issuer as specified in its charter)

          Nevada                                                 13-3140389
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

200 Monument Road, Bala Cynwyd, Pennsylvania                       19004
(Address of Principal Executive Offices)                         (Zip Code)

                               Legal Services Agreement
                               (Full title of the Plan)

                        Larry S. Berman, Chairman of the Board
                              Country World Casinos, Inc.
                              200 Monument Road, Suite 10
                                 Bala Cynwyd, PA  19004
                        (Name and address of agent for service)

                                   (610) 617-0400
            (Telephone number, including area code of agent for service)

                                     copies to:

                               Sommer & Schneider LLP
                           600 Old Country Road, Suite 535
                               Garden City, NY 11530
                                  (516) 228-8181

     Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.

                           CALCULATION OF REGISTRATION FEE

                                   Proposed       Proposed
Title of                           maximum        maximum
securities              Amount     offering       aggregate        Amount of
to be                   to be      price per      offering       registration
registered            registered     share         price            fee(1)

Common Stock,
$0.001 par value       395,500      $0.165      $65,257.50          $20.00

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's Common Stock on September 12, 1997, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Bulletin Board.

Documents Incorporated by Reference      X  Yes              No

                                    PART II


Item 3. Incorporation of Documents by Reference.

        The following documents are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996; and

(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996; and

(c) The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996; and

(d) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; and

(e) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not Applicable

Item 5. Interest of Named Experts and Counsel.

        Certain legal matters in connection with the shares being registered herein will be passed upon for the Company by the Law Offices of Sommer & Schneider LLP, 600 Old Country Road, Suite 535, Garden City, NY 11530.

Item 6. Indemnification of Directors and Officers.

        The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Nevada law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

        The Company has obtained a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburse the Company for such loss for which the Company has lawfully indemnified the directors of officers.

        The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the business and corporation laws of the State of Nevada and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

NUMBER       DESCRIPTION

5 and 24     Combined Opinion and Consent of Sommer & Schneider LLP

24.1         Consent of Moore Stephens, P.C.

99 Retainer Agreement between Country World Casinos, Inc. and Sommer & Schneider LLP dated September 9, 1997

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Pennsylvania, on September 9, 1997.

                                       COUNTRY WORLD CASINOS, INC.


                                       /s/ Larry Berman
                                       Larry Berman, Chairman and CEO


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                                        Date


/s/ Larry Berman                                  September 9, 1997
Larry Berman
Chairman and Chief Executive Officer

                                                  September 9, 1997
Roger D. Leclerc
President and Director

/s/ William H. Patrowicz                          September 9, 1997
William H. Patrowicz
Secretary, Treasurer and Director

                                                             EXHIBIT 5 and 24

                            SOMMER & SCHNEIDER LLP
                             600 OLD COUNTRY ROAD
                         GARDEN CITY, NEW YORK 11530

Herbert H. Sommer                                      Telephone (516) 228-8181
Joel C. Schneider                                      Facsimile (516) 228-8211

Jeffrey M. Stein


                                                       September 9, 1997


                         Combined Opinion and Consent


Country World Casinos, Inc.
200 Monument Road, Suite 10
Bala Cynwyd, PA  19004

     Re:     Country World Casinos, Inc.

Gentlemen:

     We have acted as counsel to Country World Casinos, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Act") of the Company's Registration Statement on Form S-8, filed contemporaneously with the Commission relating to the registration under the Act of 395,500 shares (the "Shares") of the Company's Common Stock, no par value (the "Common Stock").

     In rendering this opinion, we have reviewed the Registration Statement on Form S-8, as well as a copy of the Certificate of Incorporation of the Company, as amended, and the By-Laws of the Company. We have also reviewed such statutes and judicial precedents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with, the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

     Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Nevada;

(2) The Shares when issued in connection with the Retainer Agreement, will be legally issued, fully paid and non-assessable.

        This opinion is limited to the General Corporation Law and the Constitution of the State of Nevada and we express no opinion with respect to the laws of any other jurisdiction. We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

                                                      Very truly yours,

                                                      /s/ Joel C. Schneider

                                                      Joel C. Schneider

JCS/md

                                                                 EXHIBIT 24.1
                       CONSENT OF INDEPENDENT AUDITORS


Country World Casinos, Inc.
Bala Cynwyd, Pennsylvania

          We have issued our report dated September 20, 1996, relating to the financial statements of Country World Casinos, Inc. for the year ended June 30, 1996, appearing in the Company's Annual Report on Form 10-KSB. Such report has been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



                                                  MOORE STEPHENS, P.C.
                                                  Certified Public Accountants

Cranford, New Jersey
September 11, 1997

                                                                   EXHIBIT 99
                             SOMMER & SCHNEIDER LLP
                              600 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

Herbert H. Sommer                                      Telephone (516) 228-8181
Joel C. Schneider                                      Facsimile (516) 228-8211

Jeffrey M. Stein



                                                       September 9, 1997

FACSIMILE, ORIGINAL BY MAIL
(610) 617-0405

Country World Casinos, Inc.
200 Monument Road, Suite 10
Bala Cynwyd, PA  19004

     Att:     Mr. William Patrowicz, Secretary and Treasurer

      Re:     Retainer Agreement

Dear Mr. Patrowicz:

     This letter confirms the agreement of Country World Casinos, Inc. and its related entities and subsidiaries (collectively, the "Company") to settle past due obligations of the firm and to retain this firm on an ongoing basis to provide certain recurring legal services described below.

1.     OUTSTANDING OBLIGATIONS.

     Presently the Company owes the firm $29,662.60 for services performed and $1,950.00 in connection with certain expenses related to press releases, for an aggregate of $31,612.60. As full settlement of these outstanding obligations, the Company will issue to the firm or individually to its partners an aggregate of 250,000 shares of the Company's common stock. These shares will be issued upon the effective date of a Form S-8 Registration Statement ("S-8"). The Company agrees to complete the S-8 with the firm's assistance by September 12, 1997.

2.     MONTHLY RETAINER.

     The Company will pay us a monthly retainer fee of $4,000 effective as of September 1, 1997, which will be applied toward the legal services described more specifically in paragraph 3 to be rendered during the following month. Out-of-pocket expenses will be reimbursed in full separately as provided in paragraph 6. The Company understands and agrees that this monthly retainer fee represents 1/12th of the estimated legal fees (based on our established hourly rates) that the Company would incur for such services to be provided during an entire year, consisting primarily of an ordinary cycle of periodic filing with the Securities and Exchange Commission and related matters, and that this arrangement requires us to allocate resources to the Company's account and possibly to forego the representation of other clients in order to be available to serve the Company's recurring need for these legal services. Accordingly, the Company agrees that:

(a) the monthly retainer fee of $4,000 will be paid within the first 5 business days of each month, however, in the event the Company elects to pay us in common stock, in the manner described above in paragraph 1, the Company may issue the firm the equivalent of 6 months of fees ($24,000) in the Company's common stock or aggregate of 145,500 additional shares which shares will be issued in accordance with Paragraph 1 above.

(b)     no portion of the retainer fee will be refunded to the Company;

(c) in the event the Company terminates our relationship before August 31, 1998, the Company agrees that our fees for legal services will be the greater of the sum of the monthly retainer fees billed during the months in which we actually provided legal services to the Company or the full amount of our attorney's normal hourly charges to the date of such termination; and

(d) if at any time it appears that the proper performance of the services covered by the retainer fee requires us to devote substantially more time than the retainer fee covers at our established hourly rates, then we will have the right to renegotiate the amount of the retainer fee on a prospective basis. We will provide the Company a monthly report of actual time spent on its matters.

3.     SERVICES COVERED BY THE RETAINER.

     The following services will be performed for the Company and, subject to paragraph 2(d) above, or our subsequent agreement to the contrary, the agreed fee for these services will be the retainer fee:

(a) Review, preparation and filing of proxy statements and regular periodic reports (Forms 10-KSB and 10-QSB) with the Securities and Exchange commission and the preparation and filing of reports on Form 8-K other than with respect to the acquisition or disposition of assets or other extraordinary transactions;

(b) Preparation of consents or minutes for the annual meetings of directors and shareholders and the appointment of officers;

(c)     Routine opinions concerning the transfer of the Company's securities;

(d) Development and implementation of a compliance program for Section 16 of the Exchange Act; and

(e) Occasional brief telephone consultations concerning procedures and requirements under federal and state securities laws, ordinary business and commercial credit (but not material financing) transactions, shareholder relations and general corporate activities.

     We wish to encourage you to consult with us by telephone whenever a question of a legal nature arises without concern that the Company will incur liability for additional legal fees and thus will try to include such consultations within the retainer fee to the greatest extent reasonably possible.

4.     SERVICES NOT COVERED BY THE RETAINER AND SUBJECT TO HOURLY BILLING.

     Unless we agree in writing to the contrary, we will bill you for all services which are not set forth in paragraph 3 in accordance with our customary billing practices. Although it is impossible to describe each type of service which will not be covered by the retainer fee, the following examples are illustrative:

(a) Business combinations, reorganizations or acquisitions or dispositions of assets;

(b) Public or private offerings of securities, significant bank credit facilities and other material financing transactions;

(c)     Litigation or arbitration;

(d)     Tax advice;

(e)     Implementation or revision of employee benefit plans;

(f)     Extraordinary shareholders' meetings; and

(g) Delivery of written legal opinions, except as set forth in paragraph 3(c) above.

     It is understood that initial consultations regarding the matters described in this paragraph 4 will be considered covered by the retainer fee unless and until we must devote substantial time and attention to the matter in the form of meetings, legal research or the preparation or review of substantive legal documents such as memoranda, letters of intent, agreement or pleadings.

5.     COUNTRY WORLD BOND OFFERING.

     The Company will pay the firm upon the first closing of its proposed bond offering, being underwritten by Pacific Genesis Group, Inc. the fee of $25,000 plus reimburse the firm any expenses incurred in connection with such offering as described in paragraph 6 below.

6.     REIMBURSEMENT OF EXPENSES.

     The Company will reimburse us for all out-of-pocket expenses incurred in the course of performing legal services. These expenses may include, but are not necessarily limited to, charges for photocopies, telecopies, long distance telephone calls, computerized legal research, attorney travel and overtime expenses, secretarial overtime and related expenses, postage, courier services, court filing and witness fees and court reporter and deposition transcript expenses. Reimbursable expenses ordinarily will be billed along with our fees, although for larger amounts, we may ask the Company to advance the expenses to us or pay them directly to the third-party supplier. Because there is often a delay in receiving invoices from third-party suppliers until after the time we submit a bill, we will either issue a supplemental bill for these miscellaneous items or estimate them in our final bill.

7.     BILLING.

     We will bill the Company monthly for our fees, if any, and expenses and, except as otherwise set forth herein, payment will be made by the Company within 30 days after receipt of our bills. Payments received will first be applied to legal fees and then to expenses. Amounts past due more than 60 days will incur a late charge of 1% per month of the total balance.

8.     ATTORNEYS.

     The undersigned will be the partner principally responsible for the Company's work and will supervise the work of the attorneys who work on the Company's matters. We may also retain other attorneys to assist us in rendering services to the Company whenever we determine, after consultation with you, that another attorney's experience and skills are necessary or desirable in order to provide effective legal representation to the Company. The work of any attorney retained by us will be subject to our overall direction and supervision. We will remain legally responsible for the work of any attorney retained by us and will include the fees and expenses incurred by any such attorney in our bills.

     Please call me if you have any questions about the terms of this letter agreement. If the terms of this letter agreement are acceptable to you, please signify the Company's agreement to retain this firm on those terms by signing the enclosed copy of this letter in the space provided below and returning it to me. We are pleased to have the opportunity to be of service to the Company and look forward to working with you.

                                                     Very truly yours,

                                                     /s/ Joel C. Schneider

                                                     Joel C. Schneider

JCS/md
Enclosure

ACCEPTED AND AGREED TO:
COUNTRY WORLD CASINOS, INC.


By: /s/ William Patrowicz
       William Patrowicz
       Secretary and Treasurer


Dated:       September 9, 1997

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